Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

News Release
TICKER SYMBOL	MEDIA AND INVESTOR RELATIONS

UFS (NYSE, TSX)	Pascal Bossé Vice-President Corporate Communications and Investor Relations Tel.: 514-848-5938

DOMTAR CORPORATION ANNOUNCES AUTHORIZATION OF REVERSE STOCK SPLIT

Montreal, June 1, 2009 — Domtar Corporation announced today that its Board of Directors has authorized the implementation of a reverse stock split at a 1-for-12 ratio of its outstanding common stock (NYSE/TSX: UFS). The Company’s indirect subsidiary, Domtar (Canada) Paper Inc. (TSX: UFX), authorized an equivalent reverse split of its outstanding exchangeable shares. The reverse stock split, which was approved by stockholders at the Company’s Annual Meeting held on May 29, 2009, will be effective at 6:01 p.m. (ET) on June 10, 2009 (the “Effective Time”).

As a result of the reverse stock split, every 12 shares of the Company’s common stock that are issued and outstanding at the Effective Time, will be automatically combined into one issued and outstanding share, without any change in the par value of such shares, subject to the elimination of fractional shares as described below. The Company’s common stock will continue to be traded on the New York Stock Exchange and the Toronto Stock Exchange under the symbol “UFS” on a post-split basis, under a new CUSIP number, 257559203. The Company’s common stock is expected to begin trading on a split-adjusted basis on the New York Stock Exchange and on the Toronto Stock Exchange when markets open on June 11, 2009.

Domtar has retained its transfer agent, Computershare, to act as exchange agent for the reverse stock split. Computershare will manage the exchange of old, pre-reverse stock split shares for new post-split shares. Stockholders of record as of the Effective Time will receive a letter of transmittal providing instructions for the exchange of their shares as soon as practicable following the reverse stock split. Stockholders who hold their shares in “street name” will be contacted by their banks or brokers with any instructions.

No fractional shares will be issued as a result of the reverse stock split. Fractional shares resulting from the reverse stock split will be aggregated and sold into whole shares in the open market by Computershare. Computershare will then allocate the proceeds of such sales to the record holders’ respective accounts pro rata in lieu of fractional shares as soon as practicable. Stockholders will not be entitled to receive interest for the period of time between the reverse stock split and the date the stockholder receives his or her cash payment, if any, in lieu of fractional shares.

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Domtar (Canada) Paper Inc. (TSX: UFX) will concurrently effect an equivalent split of its outstanding exchangeable shares on the same terms and conditions as the Company’s common stock and in accordance with the terms of its articles of incorporation and the exchangeable share support agreement. The exchangeable shares will continue to be traded on the Toronto Stock Exchange under the symbol “UFX” on a post-split basis. The exchangeable shares are expected to begin trading on a split-adjusted basis on the Toronto Stock Exchange when the market opens on June 11, 2009.

About Domtar

Domtar Corporation (NYSE/TSX:UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade, fluff and specialty pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing and publication as well as converting and specialty papers including recognized brands such as Cougar®, Lynx® Opaque, Husky® Offset, First Choice® and Domtar EarthChoice® Office Paper, part of a family of environmentally and socially responsible papers. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically located paper distribution facilities. Domtar also produces lumber and other specialty and industrial wood products. The Company employs nearly 11,000 people. To learn more, visit www.domtar.com.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Q’s. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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